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                                                                    EXHIBIT 3.3

               AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT
               OF LIMITED PARTNERSHIP OF BUCKEYE PARTNERS, L.P.

  This Amendment is made as of this 22nd day of March, 1996 by Buckeye Management Company, a Delaware corporation ("BMC" or the "General Partner").

  Whereas, BMC is the general partner of Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership");

  Whereas, the Partnership is governed under an Amended and Restated Agreement of Limited Partnership dated as of December 23, 1986, as amended as of July 18, 1995 (the "Partnership Agreement");

  Whereas, Pennsylvania Company, the owner of all of the outstanding shares of capital stock of the General Partner (the "Shares") has agreed to sell the Shares to BMC Acquisition Company, a company owned by certain investors including management of the General Partner and an employee stock ownership plan (the "ESOP") to be formed for the benefit of the employees of the General Partner and its subsidiary;

  Whereas, the Board of Directors of BMC has determined, and a special committee of disinterested directors of the Board of Directors of BMC, on behalf of the Partnership (the "Special Committee"), has agreed (i) in order to facilitate a loan to the ESOP (the "ESOP Loan"), to amend Section 13.1 of the Partnership Agreement to extend the period of time in which BMC has agreed to act as general partner of the Partnership, (ii) to amend Section 13.2 of the Partnership Agreement to conform with the Amended and Restated Incentive Compensation Agreement of even date herewith, which amended and restated the Distribution Support, Incentive Compensation and APU Redemption Agreement, dated as of December 15, 1986 and amended as of July 18, 1995 (the "Distribution Support Agreement") and (iii) to amend Section 17.6 of the Partnership Agreement to reduce the required net worth of the General Partner and the Manager, after giving effect to any Restricted Payment, from $23,000,000 to $5,000,000;

  Whereas, Section 15.1 of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the consent of the limited partners of the Partnership to reflect any change that in the good faith opinion of the General Partner does not adversely affect such limited partners in any material respect; and

  Whereas, the General Partner has determined that this Amendment does not adversely affect the limited partners of the Partnership in any material respect.

  Now Therefore, intending to be legally bound, the Partnership Agreement is hereby amended as follows:

    1. The first sentence of Section 13.1(a) of the Partnership Agreement is hereby amended in its entirety as follows:

    BMC agrees to continue to act as General Partner of the Partnership until the later of (i) the date which is twenty-five years after the Time of Delivery or (ii) the date the ESOP Loan is paid in full, subject to BMC's right to transfer all of its GP Units pursuant to
    Section 11.1.

    2. A new sentence is hereby added following the first sentence of Section
  13.2 of the Partnership Agreement as follows:

    The fair market value of the GP Units shall include the value of the right to receive incentive compensation pursuant to the Distribution Support Agreement or any other agreement between the Partnership and the General Partner in effect on the date the successor General Partner is so admitted.
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    3. All references to the amount $23,000,000 in Section 17.6 are hereby amended to be $5,000,000.

    4. All terms used herein but not otherwise defined herein shall have the meaning set forth for such terms in the Partnership Agreement.

    5. Any provision of the Partnership Agreement which is inconsistent with the provisions of this Amendment shall be deemed amended to effectuate the intention expressed herein. Every other provision of the Partnership Agreement shall remain unchanged and in full force and effect.

    6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

  In Witness Whereof, this Amendment has been executed as of the day and year first above written.

                                          Buckeye Management Company,
                                          as General Partner

                                                   /s/ C. Richard Wilson
                                          By: _________________________________
                                            Name: C. Richard Wilson
                                            Title: President

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